UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 16, 2013

TRISTAR WELLNESS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29981	91-2027724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Saugatuck Ave.
Westport CT 06880
(Address of principal executive offices) (zip code)

(203) 226-4449
(Registrant’s telephone number, including area code)

_____________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

As reported in our Current Report on Form 8-K filed with the Commission on February 19, 2013, on or about February 12, 2013, we issued shares of our common stock to certain holders of our Series D Convertible Preferred Stock pursuant to Notices of Conversion dated February 5, 2013. On July 16, 2013, we entered into Stock Exchange Agreements with three of those shareholders to re-exchange some of their shares of common stock for shares of our Series D Convertible Preferred Stock. Specifically, M&K Family Limited Partnership exchanged 15,750,000 shares of our common stock for 630,000 shares of our Series D Convertible Preferred Stock, Northstar Consumer Products, LLC exchanged 2,500,000 shares of our common stock for 100,000 shares of our Series D Convertible Preferred Stock, and Rivercoach Partners, LP exchanged 6,250,000 shares of our common stock for 250,000 shares of our Series D Preferred Stock. M&K Family Limited Partnership, Northstar Consumer Products, LLC, and Rivercoach Partners, LP, are all entities related and/or controlled by our executive officers and/or directors.

As a result of the cancellation of 24,500,000 shares of our common stock pursuant to the Stock Exchange Agreements, as of July 30, 2013, we had 21,037,268 shares of common stock issued and outstanding.

Item 3.02          Unregistered Sales of Equity Securities

As noted above, pursuant to the Share Exchange Agreements, we agreed issue a total of 980,000 shares of our Series D Convertible Stock, to three affiliate investors, in exchange for their cancellation of 24,500,000 shares of our common stock. The shares of Series D Preferred Stock, when issued, will contain a restrictive legend. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, due to the fact that the three investors are related to our executive officers and/or directors, and each is either an accredited or sophisticated investor and is familiar with our operations.

Item 9.01          Financial Statements and Exhibits

Exhibits

10.1	Stock Exchange Agreement with M&K Family Limited Partnership dated July 11, 2013

10.2	Stock Exchange Agreement with Northstar Consumer Products, LLC, dated July 11, 2013

10.3	Stock Exchange Agreement with Rivercoach Partners, LP dated July 11, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriStar Wellness Solutions, Inc. a Nevada corporation

Dated: August 1, 2013		/s/ John Linderman
	By:	John Linderman
	Its:	Chief Executive Officer

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